EXHIBIT 99


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors
 Sears, Roebuck and Co.

We have audited the consolidated financial statements of Sears, Roebuck and Co. as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, and have issued our report thereon dated February 24, 1995 (May 10, 1995 as to Note 4 to the consolidated financial statements), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for postretirement benefits in 1992. Such financial statements and our report thereon are incorporated herein by reference to the Company's Current Report on Form 8-K dated May 15, 1995.

We have also previously audited, in accordance with generally accepted auditing standards, the Consolidated Balance Sheets of Sears, Roebuck and Co. as of December 31, 1992, 1991 and 1990, and the related Consolidated Statements of Income, Shareholders' Equity, and Cash Flows for the years ended December 31, 1991 and 1990 as restated (see Note 4 to the consolidated financial statements filed as part of the Company's Current Report on Form 8-K dated May 15,
1995)(none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the Summary Financial Information for each of the five years in the period ended December 31, 1994, appearing on page 5 of the Prospectuses which are part of this Registration Statement, is fairly stated, in all material respects in relation to the consolidated financial statements from which it has been derived.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Chicago, Illinois
February 24, 1995
(May 10, 1995 as to Note 4)